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                                                                Exhibit 99.1

[GARDNER DENVER LOGO]


============================================================================
                                PRESS RELEASE
============================================================================

FOR IMMEDIATE RELEASE
---------------------

October 20, 2003                            Contact: Helen W. Cornell
                                            Vice President, Strategic Planning
                                            and Operations Support
                                            (217) 228-8209

   GARDNER DENVER, INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.32:
      REVENUES AND NET INCOME INCREASE 9% COMPARED TO THE PREVIOUS YEAR
               COMPANY CONTINUES TO GENERATE STRONG CASH FLOW

QUINCY, IL, (October 20, 2003) - Gardner Denver, Inc. (NYSE:GDI) announced that revenues for the three months ended September 30, 2003 were $112.1 million, a 9% increase compared with the third quarter of the previous year. Net income for the three-month period of 2003 was $5.3 million, a 9% increase compared to the same period last year. Diluted earnings per share
(DEPS) in the three-month period of 2003 were $0.32, 7% better than $0.30 in the previous year.

CEO's Comments Regarding Results
--------------------------------
"I am encouraged by the increase in orders that we booked in the third quarter and the feedback we are currently receiving from our distributors regarding their demand outlook for industrial products in 2004. Orders for compressed air products are higher, both year-over-year and sequentially. Excluding the impact of changes in foreign currency exchange rates and acquisitions, revenues increased for this segment (compared to the same quarter of the previous year) for the first time since 2000. Demand for well stimulation pumps and pump replacement parts also increased significantly year-over-year. Although orders for drilling pumps have not yet increased appreciably, I believe that demand for petroleum products in 2004 will exceed that of 2003. We are positioning drilling pump inventory to capitalize on this projected upturn to minimize leadtime and capture incremental demand," stated Ross J. Centanni, Chairman, President and CEO.

 "Our product development efforts are progressing according to plan. We have completed the rationalization of our centrifugal blower product offering and are actively developing new energy-efficient screw compressors to serve the global market. The expected benefits of our material and manufacturing cost reductions and lead time improvements will be more visible when they are leveraged through incremental revenue volume, but previous cost reductions are evident in selling and administrative expenses. Selling and administrative expenses for the nine months ended September 30, 2003 increased $2.2 million compared to the same period of the previous year, primarily due to unfavorable foreign currency exchange rates. Excluding the impact of foreign currency exchange rate changes, these expenses decreased approximately $0.2 million from the prior year period due to cost reductions, including acquisition integration, despite higher sales commissions and fringe benefit costs."



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"We continued to strengthen our balance sheet and improve our capital structure, reducing our debt to total capital (debt plus equity) to less than 30%. Our receivables are in excellent condition and we are beginning to see improvement in inventory turnover, despite the positioning of some drilling pump inventory. Inventory turnover as of September 30 was 4.4, slightly better than as of June 30. Cash flow from operations totaled almost $24 million for the nine-month period, which enabled us to repay more than $18 million in debt, fund a machine shop acquisition and continue investing capital to improve our operations. The inherent ability to continue generating strong cash flows in a period of weak economic demand is a key strength for our Company. In the first nine months of 2003, we invested almost $8 million in capital expenditures to reduce costs and develop new products. For the year, we expect to invest $12-$14 million to improve our operations. We believe that we are well positioned to pursue our strategies for growth, including synergistic acquisitions."

"Given the geographic segmentation of the well stimulation market, we acquired a small machine shop in Odessa, Texas for $2.4 million during August 2003. We currently operate a remanufacturing center in Fort Worth, Texas, but require other regional service centers to expand our share of the aftermarket. This acquisition was a step toward expanding this penetration and strengthening relationships with existing customers. We plan to utilize this facility to service and repair well stimulation and drilling pumps serving the Permian Basin. This business had also developed a line of pumps and uniquely designed fluid cylinders to serve the well stimulation market, which we will use to enhance our product offering."

Outlook
-------
"We have begun the detailed planning stage of our inventory reduction program and, as mentioned, realized some early benefits from improved inventory turnover. I anticipate that inventory turnover will continue to improve through enhanced production planning and execution, supply chain management, information systems and inventory management techniques. Our goal is to achieve 5 turns by 2005, which could generate more than $12 million of cash flow at current production levels."

"We believe the customer base for industrial compressors continues to relocate to regions of the world with lower production costs, such as China. To further penetrate the Asian market, we are establishing an operation in the Shanghai area to package reciprocating compressors for PET bottle blowing, rotary screw compressors for industrial applications, and multistage centrifugal blowers for wastewater and industrial applications. We are in the process of filing a request with the Chinese government to create a legal entity and have engaged an engineering firm to oversee and manage the construction of a new leased facility. We believe the entity will be created in the fourth quarter of 2003 and the new facility will be operational next fall. In addition to an ability to penetrate the Asian market, we believe that this operation will enable us to more easily source lower-cost castings and package components for use by our U.S. and European operations. We expect to begin seeing benefits of this global sourcing strategy in the second quarter of 2004. Certain start-up expenses will be incurred in the fourth quarter of 2003 as a result of this effort, and



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we anticipate a slight net loss during the start-up of this operation in
2004. The business is expected to operate at breakeven in 2005 and become profitable the following year."

"In the fourth quarter of 2003, the Company is also initiating an aggressive restructuring program to eliminate redundant manufacturing capacity, streamline operations and reduce costs. These activities represent further integration of previously completed acquisitions which we expect will result in better leverage of our existing manufacturing facilities. The projects include closing three facilities - a fabrication facility in Baltic, Ohio and packaging operations in Toronto, Canada and Houston, Texas. The functions performed in Baltic and Toronto will be consolidated into our facility in Peachtree City, Georgia. The packaging that was previously performed in Houston will be consolidated into our Quincy, Illinois facility."

"As part of the restructuring program, we will also refocus the marketing strategies of our German blower and U.K. compressor businesses. The emphasis of our blower operation in Schopfheim, Germany will be to serve the truck blower market for liquid and dry bulk conveyance, rather than the more limited industrial applications for these products. We will reduce manpower at this location through layoffs and a proactive early retirement program to appropriately size this operation's overhead for the markets served. We also plan to focus our U.K. operations on standard industrial packaging rather than highly engineered products. Demand for standard products is less cyclical than that of highly engineered packages and sales of standard products generate better margins with lower business risk. This change will also allow us to reduce manpower and eliminate the fixed overhead necessary to support the highly engineered products."

"We believe the aggregate financial impact of the inventory reduction initiative, establishing a packaging operation in China, and the restructuring program will be a reduction in DEPS in the fourth quarter of 2003 of $0.10 to $0.12. The majority of the fourth quarter expenses are for severance and fringe benefits costs associated with the reduction in manpower. As a result of the restructuring, we expect a net reduction in headcount of almost 80 personnel, approximately 4% of our total workforce, by 2005. Although we anticipate some additional expenses related to these projects in 2004, we currently believe the benefits realized from these efforts will offset incremental costs and that there will be minimal net impact on earnings in 2004. By 2005, we anticipate that these projects will generate ongoing annual improvements in DEPS of at least $0.09 to $0.11."

Looking forward, Mr. Centanni stated, "We believe that the demand outlook for the fourth quarter of 2003 is comparable with that of the third. We also believe that the demand outlook in 2004 is more positive than negative and we should see some revenue growth in a slowly recovering U.S. economy. Our packaging operation in China should facilitate further material cost reductions as we access lower-cost suppliers and we are strengthening our distribution channels in the U.S. and Europe through further training and development. Our ongoing investments in capital projects and lean manufacturing techniques should enable us to respond quickly when orders begin to increase."

"We expect improved demand for petroleum pumps and replacement parts in 2004, if North American rig counts continue to rise, and believe that our investments in drilling pump inventory will enable a quick response if further



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orders are received. If natural gas prices remain elevated, supported by an economic recovery, demand for well servicing and drilling should increase further, stimulating demand for petroleum pumps in 2004."

"The Company currently expects DEPS to be approximately $0.22 to $0.26 for the fourth quarter of 2003, taking into account the impact of the $0.10 to $0.12 one-time reduction associated with the projects mentioned earlier. Therefore, DEPS is expected to be approximately $1.09 to $1.13 for the year, which is within the range of our previous guidance after adjustment for such one-time impact. At present, we believe that DEPS for 2004 will be approximately $1.25 to $1.45, depending on the increase in revenue volume."

Third Quarter Results
---------------------
Revenues for the three-month period increased $9.3 million (9%) to $112.1 million, compared to the same period of 2002, due to favorable changes in foreign currency exchange rates and increased shipments of rotary screw compressors, reciprocating compressor packages, well stimulation pumps and petroleum pump parts. Compared to the same period of 2002, Compressed Air Products revenues increased $6.1 million (7%) to $91.6 million. Excluding the favorable impact of changes in foreign currency exchange rates, revenues in this segment would have increased $3.0 million (4%) due to improved orders for industrial products, particularly from Europe and Asia. Pump Products revenues for the three-month period increased $3.2 million (19%) compared to the same period of 2002, primarily as a result of increased demand for well stimulation pumps and petroleum pump parts.

Net income was $5.3 million for the three-month period of 2003, compared to $4.8 million in the same period of 2002. Favorable changes in exchange rates increased net income by approximately $0.2 million in the third quarter of 2003, compared to the previous year. The 2003 results reflect an effective tax rate of 32%, compared to 34% in the previous year, as a result of benefits from higher U.S. export sales. DEPS was $0.32 for the third quarter of 2003, compared to $0.30 for the same period of 2002. Higher warranty and fringe benefit expenses and costs associated with a disruption within our casting supply chain have been offset by cost reductions, including acquisition integration, favorable changes in exchange rates, lower interest expense and the benefit of a lower tax rate.

Nine Month Results
------------------
Revenues for the nine-month period of 2003 increased 3% to $322.9 million compared to the same period of 2002, due to favorable changes in foreign currency exchange rates which contributed $12.4 million to revenues in the nine-month period. Compressed Air Products revenues increased $7.9 million (3%) due to favorable changes in foreign currency exchange rates. Excluding the favorable impact of changes in foreign currency exchange rates, revenues in this segment decreased $4.5 million (2%) for the nine-month period compared to the previous year, due to softer industrial economic conditions in the U.S. and Europe. Pump Products revenues for the nine-month period increased $0.8 million (1%) compared to the same period of 2002 as a result of the increased shipments of well stimulation pumps and petroleum pump replacement parts. In 2002, Pump Products segment revenues were primarily supported by drilling pump backlog carried over from 2001 orders.



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Net income for the nine-month period of 2003 was $14.1 million ($0.87 DEPS), compared to $14.9 million ($0.93 DEPS) for the same period of 2002.
Favorable changes in exchange rates increased net income by approximately $0.7 million in the first nine months of 2003, compared to the previous year. The unfavorable comparison in net income and DEPS for the nine-month period reflects the lower first half revenue volume and unfavorable sales mix due to the reduction of drilling pump sales, which generate above-average margins. Charges incurred to change the casting supply base and increased warranty and fringe benefit costs were partially offset by cost reduction programs, such as acquisition integrations, and lower interest expense.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including the statements under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Gardner Denver's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (2) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (3) the ability to identify, negotiate and complete future acquisitions; (4) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (5) the successful implementation of other strategic initiatives, including, without limitation, profitability improvement projects, inventory management programs and other cost reduction efforts; (6) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (7) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressed air products; (8) pricing of Gardner Denver products; (9) the degree to which the Company is able to penetrate niche and international markets; (10) the ability to attract and retain quality management personnel; (11) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other post-employment obligation and expense calculations; (12) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company; (13) the development and acceptance of the Company's new product offerings; and (14) the continued successful implementation and utilization of the Company's electronic services. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three and nine-month periods ended September 30, 2003 and 2002 follow.



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Gardner Denver will broadcast, through a live webcast, its conference call to discuss third quarter earnings on Tuesday, October 21, 2003 at 9:30 a.m. Eastern. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN's website (www.fulldisclosure.com).

Gardner Denver, with 2002 revenues of $418 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website
(www.gardnerdenver.com).

                                     ###





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
                                                      GARDNER DENVER, INC.
                                              CONSOLIDATED STATEMENT OF OPERATIONS
                                    (in thousands, except per share amounts and percentages)
                                                          (Unaudited)

                                               THREE MONTHS ENDED                            NINE MONTHS ENDED
                                                 SEPTEMBER 30,                                SEPTEMBER 30,
                                          ----------------------------                 ----------------------------
                                                                             %                                            %
                                               2003           2002        CHANGE            2003          2002         CHANGE
                                          -------------- -------------  ----------     ------------- --------------  ----------
Revenues                                      $ 112,061     $ 102,791           9         $ 322,940      $ 314,254           3

Costs and Expenses:
  Cost of sales                                  78,198        70,261          11           225,123        216,152           4
  Depreciation and amortization                   3,740         3,718           1            11,053         10,859           2
  Selling and administrative                     21,063        19,897           6            62,421         60,177           4
  Interest expense                                1,070         1,566         (32)            3,411          4,978         (31)
  Other (income) expense, net                       230            32         619               133           (535)       (125)
                                          -------------- -------------                 ------------- --------------

Income before income taxes                        7,760         7,317           6            20,799         22,623          (8)
Provision for income taxes                        2,483         2,488          --             6,656          7,692         (13)
                                          -------------- -------------                 ------------- --------------

Net income                                    $   5,277     $   4,829           9         $  14,143      $  14,931          (5)
                                          ============== =============                 ============= ==============

Basic earnings per share                      $    0.33     $    0.30          10         $    0.88      $    0.94          (6)
                                          ============== =============                 ============= ==============
Diluted earnings per share                    $    0.32     $    0.30           7         $    0.87      $    0.93          (6)
                                          ============== =============                 ============= ==============

Basic weighted average
    number of shares outstanding                 16,079        15,887                        16,047         15,833
                                          ============== =============                 ============= ==============
Diluted weighted average
    number of shares outstanding                 16,393        16,038                        16,269         16,058
                                          ============== =============                 ============= ==============

Shares outstanding as of 9/30                    16,094        15,903
                                          ============== =============




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
                                                      GARDNER DENVER, INC.
                                                    BUSINESS SEGMENT RESULTS
                                               (in thousands, except percentages)
                                                          (Unaudited)

                                            THREE MONTHS ENDED                            NINE MONTHS ENDED
                                               SEPTEMBER 30,                                SEPTEMBER 30,
                                        ---------------------------                  --------------------------
                                                                            %                                            %
                                            2003           2002           CHANGE         2003          2002            CHANGE
                                        ------------   ------------     ---------    ------------  ------------     -----------
COMPRESSED AIR PRODUCTS
   Revenues                                 $91,554        $85,496             7        $271,183      $263,247               3
   Operating earnings                         7,089          7,375            (4)         21,364        23,515              (9)
   % of Revenues                               7.7%           8.6%                          7.9%          8.9%
      Orders                                 90,272         80,743            12         265,133       259,926               2
      Backlog                                56,521         56,943            (1)         56,521        56,943              (1)

PUMP PRODUCTS
   Revenues                                  20,507         17,295            19          51,757        51,007               1
   Operating earnings                         1,971          1,540            28           2,979         3,551             (16)
   % of Revenues                               9.6%           8.9%                          5.8%          7.0%
      Orders                                 18,944         14,482            31          53,386        40,722              31
      Backlog                                 8,707         10,328           (16)          8,707        10,328             (16)

                                                CONDENSED BALANCE SHEET ITEMS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                                                            %
                                          09/30/03       06/30/03         CHANGE       12/31/02
                                        ------------   ------------     ---------    ------------
Cash and equivalents                       $ 24,623       $ 23,031             7        $ 25,667
Receivables, net                             78,257         75,986             3          74,490
Inventories, net                             70,351         73,042            (4)         67,448
Current assets                              182,536        183,341            --         177,775

Total assets                                475,956        477,726            --         472,181

Short-term debt and cur. maturities          13,750         10,625            29           7,500
Current liabilities                          79,497         77,456             3          77,660
Long-term debt, ex. cur. maturities          88,514        100,272           (12)        112,663

Total liabilities                           229,329        237,907            (4)        249,258

Total stockholders' equity                  246,627        239,819             3         222,923